Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated March 13, 2026, which includes an explanatory paragraph regarding the substantial doubt about the ability of JATT II Acquisition Corp to continue as a going concern, relating to the financial statements of JATT II Acquisition Corp, as of February 13, 2026, and for the period January 13, 2026 (inception) through February 13, 2026, which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

Whippany, New Jersey

March 13, 2026